Exhibit 8.1

ANTIS TRIANTAFYLLIDES & SONS LLC

ADVOCATES

CAPITAL CENTER

9TH FLOOR

2-4 Arch. Makarios III Avenue

P.O.Box 21255

1505 NICOSIA, CYPRUS

TELEPHONE: 357 22 360000

TELEFAX: 357 22 670670

WEB SITE: www.triantafyllides.com

GENERAL EMAIL: trianta@triantafyllides.com

OUR REF: OA27136

[…] 2013

QIWI plc

12-14 Kennedy Ave.

Kennedy Business Centre, 2nd Floor, Office 203

1087 Nicosia

Cyprus

Ladies and Gentlemen,

We are acting as Cyprus counsel to Qiwi PLC (the “Company”) in connection with an initial public offering of American Depositary Shares (“ADS”) of the Company.

We have been requested to render this tax opinion (the “Opinion”) on certain matters of Cyprus tax law and, more specifically, to confirm that the statements in the Registration Statement on Form F-1 under the Securities Act of 1933 (the “Act”) originally filed with the U.S. Securities and Exchange Commission (the “Commission”) dated March 27, 2013 (the “Registration Statement”) under the heading “Material Cypriot Tax Considerations” to the extent that they are statements concerning Cyprus tax law as it may be applicable in relation to the tax consequences stated therein are correct in all material respects (the “Opinion Scope”).

1.	Opinion:

Subject to the qualifications and considerations set out below and having regard to such other legal considerations as we deem relevant and subject to matters not disclosed to us and to matters of fact which would affect the conclusions set out below, our opinion on Cyprus law is set out below:

The statements in the Registration Statement under the heading “Material Cypriot Tax Considerations” to the extent that they are statements as to Cypriot law (and not statements of fact), are correct in all material respects and that such statements constitute our opinion.

2.	Qualifications:

This Opinion is subject to the following qualifications and considerations:

(a)	This Opinion is confined solely to the laws of Cyprus in force at the date of this Opinion and only relates to certain material Cyprus tax consequences as stated in the Registration Statement. We have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction.

Antis Triantafyllides & Sons LLC is a limited liability company registered in the Republic of Cyprus with registration number HE 222537

Registered Office: CAPITAL CENTER, 9TH FLOOR, 2-4 Arch. Makarios III Avenue 1065 NICOSIA, CYPRUS

ANTIS TRIANTAFYLLIDES & SONS	Page 2

(b)	This Opinion is confined only to the Opinion Scope. No opinion should, therefore, be inferred as to other matters, including any other Cyprus tax issue with respect to those issues or any other matter incidental thereto.

(c)	We have assumed that all factual representations in the Registration Statement are accurate and complete. We express no view or opinion on any statements of fact made in the Registration Statement.

We express no opinion on any laws other than the laws of Cyprus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Taxation” and to the discussion of the opinion in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

Antis Triantafyllides & Sons LLC